Exhibit 99.1

N e w s R e l e a s e

October 14, 2008	For immediate release
Park National Corporation board reviews results, takes action regarding quarterly cash dividend and goodwill value
NEWARK, Ohio — Park National Corporation (Park) (AMEX:PRK) held a special board meeting today to review projected operating results for the third and fourth quarters of 2008, evaluate projected capital ratios and dividends, and discuss the impairment of the goodwill value of its Vision Bank subsidiary. The board chose to eliminate the remaining amount of Vision Bank’s goodwill value by recording a $55 million impairment charge in the third quarter of 2008. The board also declared a fourth quarter cash dividend of $.95 per share, a one cent per share increase from previous dividends declared this year.
Goodwill value is a technical accounting asset that is not amortized and has no impact on regulatory capital, cash, or Park’s ability to pay dividends.
Park’s 12 Ohio-based banking divisions have reported strong performance compared to industry peers. Park anticipates that net income for the first nine months of 2008 before the impairment charge will be within a range of approximately $55 to $60 million. Park expects to release its third quarter earnings report on Monday, October 20, 2008.
Headquartered in Panama City, Fla., Vision Bank has experienced significant asset value deterioration in its loan portfolio, largely due to a continued decline in property values in its Gulf coast markets. In March 2007, Park purchased Vision for $171.1 million, including $87.8 million in cash and $83.3 million in stock. Total intangible assets recognized by Park at purchase were $121.7 million, consisting of $109.0 million of goodwill and $12.7 million in core deposit intangibles. The core deposit intangible balance continues to be amortized over six years and had a balance of $9.4 million at September 30, 2008.
As a result of credit problems in Vision Bank’s loan portfolio and operating markets in 2007, Park’s board determined it was appropriate to record a $54 million impairment charge to the goodwill value in the fourth quarter of 2007. Significant credit deterioration in Vision’s market has continued and based on updated data through September 30, 2008, Park’s board decided today to reduce the remaining amount of goodwill down to a recorded balance of zero.
The cash dividend is payable on December 10, 2008 to shareholders of record on November 26, 2008. Park’s board designated the accelerated payment date consistent with an earlier dividend payment schedule to help ensure shareholders receive this quarterly dividend subject to a more favorable tax environment, as it is possible the tax rate for dividend payments could increase in future years.
About Vision Bank
Vision Bank consists of two banking divisions, headquartered in Panama City, Florida and Gulf Shores, Alabama, respectively. Vision Bank operates 18 banking offices along the Gulf Coast from Baldwin county, Ala. to Port St. Joe, Fla. With approximately 200 associates, Vision Bank provides full-service community banking and specializes in commercial banking. At June 30, 2008, Vision Bank had approximately $630 million in deposits and $680 million in loans.
About Park National Corporation
Headquartered in Newark, Ohio, Park National Corporation holds $6.8 billion in assets (as of June 30, 2008). Park consists of 14 community bank divisions, a data processing and information technology division, two specialty finance companies and a title company. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

N e w s R e l e a s e
Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Finance Company and Park Title Agency.
Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Item 1A. Risk Factors of Part II of Park’s Quarterly Reprt on Form 10-Q for the quarterly period ended June 30, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com